SCHEDULE OF COMMISSIONS

Subject to the terms and conditions of the Selling Agreement, you shall be compensated according to the following schedule of the policy forms shown. The payment of commissions is subject to the rules and practices of Lincoln Benefit Life Company (“LBL or COMPANY”). By submission of an application or the acceptance of commission, you agree to be bound by the provisions of this schedule. The registered representative may elect to receive commissions pursuant to any of the Options as described below. The Schedule of Commissions only shows the contracts and policies currently issued by LBL. Renewal and trail commissions and commissions for additional contributions for discontinued contracts and polices shall be paid at the rate on the Schedule of Commissions that was in effect immediately before new sales of a contract or policy were discontinued by LBL.

VARIABLE UNIVERSAL LIFE

Plan Name		Plan #	% Of Premium	Trail Commissions
Consultant SL		VUL-9900
First $50,000 in Premium				-
Option A-First Year Target Premium			95.00
First Year Excess and Renewal Years 2-5				-
			3.00	-
Issue Ages: 0-59
60+			2.00
Trail Commission (Years 6+)				.15
Option B-First Year Target Premium			80.00	-
First Year Excess and Renewal Years 2-5			2.00	-
Issue Ages: 0-59
60+			1.00	-
Trail Commission (Years 2-14)				.50
(Years 15+)				.25
After $50,000 in Premium			92.50	-
Option A-First Year Target Premium First Year Excess and Renewal Years 2-5.50				-
Issue Ages: 0-59
60+			.25	-
				.15
Trail Commission (Years 6+)			77.50	-
Option B-First Year Target Premium
First Year Excess and Renewal Years 2-5			0.00	-
Issue Ages:	0-59
	60+		0.00	-
Trail Commission (Years 2-14)				.50
(Years 15+)				.25
TotalAccumulatorSM		VUL-0750
Variable Universal Life Option A-First Year Target Premium			80.00	-
First Year Excess	0-59		3.00	-
Issue Ages:
	60+		2.00	-
Renewal Years 2-5 Issue Ages:	0-59		3.00	-
	60+		2.00	-
Renewal Years 6-20 Issue Ages:	ALL		1.00	-
Trail Commission (Years 6+)				.15
Option B-First Year Target Premium			75.00	-
First Year Excess	0-59		2.00	-
Issue Ages:
	60+		1.00	-
Renewal Years 2-5 Issue Ages:	0-59		2.00	-
	60+		1.00	-
Renewal Years 6-20	ALL		1.00	-
Issue Ages:
Trail Commission (Years 2-10)				.50
(Years 11+)				.15

VARIABLE UNIVERSAL LIFE (Cont.)

(a)

All premium paid into the policy during the first 12 months will be credited to the first year target premium until the full first year target premium has been paid. Any excess first year premium and all renewal premium will be commissioned as stated in the table.

(b)

If a term plan is exchanged for a variable universal life policy, full first year commissions will be paid on the premium actually paid by the policy owner. No commission will be payable on premiums which are paid by applying a premium exchange allowance.

(c)	No first year commission will be paid on any additional target premium resulting from a temporary substandard extra premium.
(d)	Renewal commissions will not be paid on premiums paid under a continuation of premium rider.
(e)

The Primary Insured Term Rider (“Prime Term Rider”) does not increase target premium. Premium paid in the first year toward the Prime Term Rider “safety net” will be commissioned at the excess/renewal rate.

(f)	For all products where the Full Surrender Charge Adjustment Rider has been selected, commissions will be paid according to the following:
1.

Commissions, target and excess will be levelized and paid over the first 5 years of the policy, so long as the policy remains in force. Commissions for year 1 will be divided by 5 and paid out over the first 5 years; commissions for year 2 will be divided by 4 and paid out over the remaining 4 years; commissions for year 3 will be divided by 3 and paid out over the remaining 3 years; commissions for year 4 will be divided by 2 and paid out over the remaining 2 years and commissions for year 5 will not be divided and will be paid out normally.

2.  A 100% commission chargeback will apply upon lapse or surrender in the first 6 months; 50% commission chargeback will apply in months 7-12.

3.

Commissions will be adjusted pro rata on any increases or decreases in face amount during the first 5 years, for any premiums paid at, or subsequent to, the time of the decrease. Commissions on new premiums associated with increases in face amount during the first 5 years will be levelized and paid in the same manner as described in {(g) 1 .} above.

(g)	For Consultant SL:
1.

Under Option A and B, the trail commission will be paid quarterly at a rate of .0375% for Option A, and .125% (Years 2-14) and .0625% (Years 15+) for Option B, respectively, of the net policy value for all Policies at least 15 months old. If neither Option A nor B is elected by the registered representative, compensation at all levels will be paid under Option A.

2.	An increase in face amount after issue will result in an increase in target premium based on insured’s attained age at time of increase.
3.	“Issue Age” refers to the youngest of the two primary insureds.
(h)	For TotalAccumulatorSM VUL:
1.

Under Option A and B, the trail commission will be paid quarterly at a rate of .0375% for Option A, and .125% (Years 2-10) and .0375% (Years 11+) for Option B, respectively, of the net policy value for all Policies at least 15 months old. If neither Option A nor B is elected by the registered representative, compensation at all levels will be paid under Option A.

2.	An increase in face amount after issue will result in an increase in target premium based on insured’s attained age at time of increase.